EXHIBIT 99

Camco Financial Promotes Olson to SVP Residential Lending

CAMBRIDGE, Ohio, Feb. 10, 2010 (GLOBE NEWSWIRE) -- Camco Financial Corporation (Nasdaq:CAFI) ("Camco") parent company of Advantage Bank has announced that Mark Olson has been promoted to the position of Senior Vice President Residential and Consumer Lending for Advantage Bank. James E. Huston, President, Chair and CEO of Advantage Bank, made the announcement.

In this position Mr. Olson will provide leadership and direction for all Residential and Consumer Lending activities in Advantage Bank. In addition, Olson is responsible for the strategic direction of the retail loan portfolios, along with retail loan policies, products and services that Advantage Bank provides to customers.   Mr. Olson has been employed with Advantage Bank since April 2008 as the Vice President of Residential and Consumer Lending. Prior to joining Advantage Bank Olson was employed by Greenpoint Mortgage/Capital One Bank acting as Regional Sales Manager for Ohio, Michigan and Virginia for five years. Previously, Mr. Olson was employed for 22 years at Bank One as First Vice President, where he held various retail and wholesale mortgage leadership positions in Ohio, Michigan and Illinois.

President, Chair, and CEO James E. Huston commented, "Mark brings sales leadership and a deep understanding of all aspects of residential and consumer finance to this position. He'll be responsible for quality growth of our retail loan portfolio and profitable management of our secondary market mortgage origination."

Mr. Olson resides in Westerville Ohio with his wife Beth and their three children.

Camco Financial Corporation, holding company of Advantage Bank, is a multi-state financial services holding company headquartered in Cambridge, Ohio. Advantage Bank and its affiliate, Camco Title Agency, offer relationship banking that includes commercial, small business and consumer financial services, internet banking and title insurance services from 27 offices in Ohio, Kentucky and West Virginia.

The Camco Financial Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4639

Additional information about Camco Financial may be found on Camco's web site: www.advantagebank.com.

CONTACT:  Camco Financial Corporation
          James E. Huston, CEO
          740-435-2020